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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

           Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934

                        Commission File Number 001-12245

                             METROGOLF INCORPORATED
                             ---------------------
             (Exact name of registrant as specified in its charter)

                                 1999 Broadway
                                   Suite 2435
                             Denver, Colorado 80202
                                 (303) 294-9300
                                 ---------------
                     (Address, including zip code, and telephone number,
                          including area code, of registrant's
                               principal executive offices)

                             Common Stock, without par value
                             -------------------------------
                (Title of each class of securities covered by this Form)

                                         None
                                         ----
                    (Titles of all other classes of securities for
                          which a duty to file reports under
                            section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)     [x]               Rule 12h-3(b)(1)(ii)      [  ]
      Rule 12g-4(a)(1)(ii)    [ ]               Rule 12h-3(b)(2)(i)       [  ]
      Rule 12g-4(a)(2)(i)     [ ]               Rule 12h-3(b)(2)(ii)      [  ]
      Rule 12g-4(a)(2)(ii)    [ ]               Rule 15d-6                [  ]
      Rule 12h-3(b)(1)(i)     [x]

         Approximate number of holders of record as of the certification or notice date:

                                 Thirty-Five (35)
                         -----------------------------

         Pursuant to the requirements of the Securities Exchange Act of 1934, MetroGolf Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:         February 3, 1998                       BY: /s/ Pamela S. Charles
     ----------------------------------              ----------------------
                                                     Name:    Pamela S. Charles
                                                     Title:   Secretary